UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Smith, Richard A.
   2140 Lake Park Blvd.
   Richardson, TX  75080
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   2/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1)Title of Security           2)Trans-      3.Trans-       4.Securities Acquired(A) 5)Amount of    6)Ownership  7)Nature of
                              action        action         or Disposed of (D)       Securities     Form:        Indirect
                              Date          Code                                    Beneficially   Direct       Beneficial
                                            -------------  ------------------------ Owned at End   (D) or       Ownership
                              (Month/                               A or            of Month       Indirect
                              Day/Year)     Code       V   Amount   D   Price                      (I)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value       2/12/02       A (1)      V   2,122    A   $8.2450     7,122          D
$0.01 per share



Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative         2)Conversion  3)Trans-       4)Trans-  5)Number of Derivative         6)Date Exercisable and
Security                      or Exercise   action         action    Securities Acquired (A)        Expiration Date
                              Price of      Date           Code      or Disposed of (D)             Month/Day/Year
                              Derivative                  --------  -----------------------        ---------------------------------
                              Security      Month/Day/Year Code  V   A                D            Date Exercisable  Expiration Date
------------------------------------------------------------------------------------------------------------------------------------




Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-     7)Title and Amount           8)Price     9)Number of    10)Ownership        11)Nature of
Security                       action       of Underlying                of Deri-    Derivative     Form of             Indirect
                               Date         Securities                   vative      Securities     Derivative          Beneficial
                                            ------------------------     Security    Beneficially   Security            Ownership
                                                           Amount or                 Owned at End   Direct (D)
                               Month/Day/                  Number of                 of Month       or Indirect
                               Year         Title                                                   (I)
------------------------------------------------------------------------------------------------------------------------------------


                                                                 2

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
Explanation of Responses:

(1) Shares of common stock acquired pursuant to Lennox International's Employee Stock Purchase Plan, which is intended to qualify as an 'employee stock purchase plan' under Section 423 of the Internal Revenue Code of 1986, as amended.
- Attorney-in-fact pursuant to the power of attorney dated 1/16/01.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Richard A. Smith
DATE 03/08/02